US SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                                 SEC FORM 10-SB

                 GENERAL FORM FOR REGISTRATION OF SECURITIES OF
                             SMALL BUSINESS ISSUERS

       Under Section 12(b) or (g) of The Securities Exchange Act of 1934


                         MILLENNIUM GROUP HOLDINGS, INC.
                  ---------------------------------------------
        (Exact name of small business issuer as specified in its charter)

                  DELAWARE                                04-3401858
                  --------                               ------------
         (State or other jurisdiction of                 (I.R.S. Employer
         incorporation or organization)                  Identification No.)

                  230 Boylston Street, Chestnut Hill, MA 02467
                  --------------------------------------------
                    (Address of Principal executive offices)

                                 (617) 964-2440
                                 --------------
                           (Issuer's telephone number)

       Securities to be registered pursuant to Section 12(b) of the Act.

      Title of each class        Name of each exchange on which registered
      -------------------        -----------------------------------------
         Common Stock                              OTCBB

       Securities to be registered pursuant to Section 129(g) of the Act.
                         Common Stock, $.001 par value

ALL COMMON STOCK DATA HAS BEEN ADJUSTED TO REFLECT A 35:1 REVERSE SPLIT EFFECTED MARCH 25, 1999

                                     PART I

(Note: The Company has elected to follow Disclosure Alternative 3 in the preparation of this Registration Statement.)

ITEM 1. DESCRIPTION OF BUSINESS

Millennium Group Holdings, Inc. ("MGH" or the "Company"), a Delaware corporation, provides consulting services and investing in development stage companies and projects demonstrating promise for future growth. The Company has the capability for administering and monitoring client companies as to performance against plans, adherence to strategy, ability to finance after initial investment, as well as tactical advice so that each company might take advantage of short- term opportunities. The executive officers and other personnel of the Company have experience, which allows the Company to focus on virtually every aspect of the business mix of each client company.

One of the most important needs of an emerging company is the need to develop the ability to sell its products or services on a sustained basis. Company personnel are equipped to provide specific strategies to client companies to develop these abilities.

A second activity of the Company is the evaluation of target companies and businesses for acquisition.

The Company believes that its nurturing process for developing businesses will provide candidates that will prosper from initial capital infusion and that these companies may add further growth from participation in the public capital markets.

Currently the Company is engaged in providing services as follows:

Caribbean Funding Corporation, a Delaware Corporation, has a verbal agreement with the Company to sell 40% of the company to MGH in exchange for funding in the amount of five hundred thousand dollars ($500,000). The Company is in the process of completing its part of the agreement, subject to the acquisition of the required funding.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Plan of operation

The Company has never received any revenues during its existence. The Company will continue to finance operations from advantageous business relationships and from the sale of its securities. There is no assurance that this kind of financing can be found on a continuous basis.

Results of operations

During 1999, the Company purchased equipment of $2,210 and 300,000 shares of a start-up company for $92,000. The deferred tax asset increased by $22,810 due to increased tax loss carryforwards. The Company paid down its outstanding bridge loans by $38,000 (See Note D of the Financial Statements for additional information). Interest payable increased $47,045 due to the continued accrual of interest on bridge loans outstanding and the issuance of debentures during 1999. Accounts payable and accrued expenses decreased $7,050 from 1998 to 1999 as the Company paid outstanding payables. Funds received from the issuance of debentures as well as received from stock subscriptions were the primary source of funds for the Company during 1999.

During 1999, the Company's total expenses increased $248,657 or 186% from 1998. The consulting fees increased $222,637 or 458% from 1998. The consulting fees are primarily composed of the payment for services rendered by the Company's officers. The Company had kept the compensation of the officers low in prior years as the Company had low levels of cash. Therefore, in 1999 when the Company received the funds from the issuance of the debentures, the Company increased the officer's compensation. Their compensation may be decreased in the future if cash levels decrease again. Interest expenses increased $23,099 or 68% in 1999 from 1998 due primarily to the issuance of the debentures during 1999. (See Note E of the Financial Statements for additional information) Other general and administration expenses increased $6,093 or 58% in 1999 from 1998 due to overall increased costs of operations (telephone, utilities, insurance). Professional fees decreased $3,383 or 15% in 1999 from 1998 due to decreased legal services required in 1999.

ITEM 3. DESCRIPTION OF PROPERTY

The Company leases its approximately 1,100 square feet of executive office space at 230 Boylston Street, Chestnut Hill, MA. 02467 for $1,500.00 per month, The Company is a tenant at will. Should the Company be required to relocate its offices, management believes that replacement space is readily available in the same general area.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the security ownership, as of December 31, 1999 of (a) each officer or director and (b) each person or firm owning 5% or more of the Company's Common Stock.

                  Name and Address        Amount and Nature          Percent of
Title of Class    of Beneficial Owner     of Beneficial Owner          Class
--------------    -------------------     -------------------        ----------
Common            Robert M. Felleman            15,000,000              27.4%
                  President
                  230 Boylston Street
                  Chestnut Hill, MA 02467

Common            Ethan L. Felleman                  5,715             .0001%
                  Vice President
                  230 Boylston Street
                  Chestnut Hill, MA 02467

Common            MLS Niphix, LTD.              16,519,109              30.1%
                  80 Everett Ave. #221
                  Chelsea, MA 02150

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Robert M. Felleman - Chairman, President, Treasurer and Director

Robert M. Felleman is a lawyer by training, but a businessman by profession. Mr. Felleman holds a BA from Middlebury College in Vermont, a Master of Science degree from the London School of Economics, and a JD degree from Boston College Law School. Mr. Felleman has been a trial attorney as well as an instructor in law. Currently, Mr. Felleman is also President of Caribbean Funding Corp., a mortgage-lending corporation that was established to service real estate buyers throughout the Caribbean. Mr. Felleman is also the -President of Half Moon Bay, Ltd., an ongoing luxury villa development in St. Kitts, West Indies. Mr. Felleman is also a partner in - and owner of - Monarch Development Corp., a residential development company concentrating on development projects throughout New England. Finally, Mr. Felleman is President and owner of Monarch Financial Associates, a commercial mortgage company.

Ethan L. Felleman - Vice President, Secretary and Director

Mr. Felleman studied business at NorthEastern University in Boston, and received his BA from the University of Massachusetts. Mr. Felleman currently is a licensed Real Estate salesman working in the Boston real estate brokerage business. Mr. Felleman is also a part owner of Monarch Financial Associates as well as a part owner of Monarch Development Corp. Mr. Ethan Felleman is the son of Robert.

ITEM 6. EXECUTIVE COMPENSATION

The following table sets out the compensation paid on a cash basis for the year ended December 31, 1999 to (i) the Company's highest paid officer or director and (ii) the Company's officers and directors as a group.

Name or Identity of Group               Title               Compensation
-------------------------               -----               ------------
Robert M. Felleman                     President        Consulting: $118,225
Treasurer, Chairman
Director

Ethan L. Fellman                      Vice President    Consulting: $6,000
Secretary, Director

Consulting fees were paid in lieu of salary because of the uncertainty of the Company's cash position. In addition, the following shares of stock were issued for services performed.

Name                                 Shares
----                                 ------
Robert M. Felleman                  32,880,784

Ethan L. Felleman                   5,715

Roger N. Carlsten                   30,000
(Resigned as Secretary in
March, 1999)

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company pays consulting fees in cash and stock of the Company to the officers of the Company as compensation of their services rendered in performing the daily operations of the Company.

Caribbean Funding Corporation, a Delaware Corporation, has a verbal agreement with Millennium Group Holdings, Inc. a mortgage-lending corporation that was established to service real estate buyers throughout the Caribbean, to sell a 40% interest to the Company in exchange for funding in the amount of five hundred thousand dollars ($500,000). Mr. Robert Felleman is President and 100% owner of Caribbean Funding Corp.

On January 2, 1998 the Company had acquired a 20% interest in Half Moon Bay Ltd., a real estate development company on St. Kitts, for a consideration of $800,000 consisting of 400,000 shares of its Common Stock plus a Note for $400,000. This transaction required that the Note be paid in full by January 2, 2002. As the Company lacked the resources to pay the interest on the Note, a settlement was reached with the sellers and the Note and stock were cancelled as of November 1, 1999 in exchange for a return of the investment. No gain or loss was recognized by the Company on this transaction. The Company incurred no interest expense in 1998 and in 1999 on the Note. Mr. Robert Felleman is President and 20% owner of Half Moon Bay, Ltd.

In August 24, 1999 MLS-NIPHIX, Ltd., a Delaware corporation engaged in business development and investments, acquired 16,519,109 shares of the Company's Common Stock from Robert Felleman and in connection with that transaction the Company made a $92,000 cash investment in MLS-NIPHIX, Ltd. in exchange for 350,000 shares of MLS-NIPHIX, Ltd. Common Stock.

ITEM 8. DESCRIPTION OF SECURITIES

The Company's Articles of Incorporation, as amended, authorize the issuance of 100,000,000 shares of Common Stock, par value $.001 per share. On March 25, 1999, the Company's board of directors authorized a 35 to 1 reverse split. All share amounts have been adjusted for this split. As of December 31, 1999 there were 54,840,725 shares of Common Stock outstanding.

On all matters submitted to a vote of shareholders each holder of Common Stock has the right to one vote for each share held of record. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to shares of Common Stock. All shares are fully paid and non-assessable.

Delaware law does not require shareholder approval for the issuance of authorized but unissued shares of Common Stock. Such issuances may be for a variety of corporate purposes including future public and private offerings to raise additional capital or to facilitate corporate acquisitions.

                                    PART II

ITEM 1. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Quarter Ending             High               Low
--------------             ----               ---
9-30-98                    $2.00             $.06
12-31-98                     .25              .02
3-31-99                      .22              .02
6-30-99                      .55              .02
9-30-99                      .35              .01
12-31-99                     .02              .01

The Company has paid no dividends on its Common Stock.

ITEM 2. LEGAL PROCEEDINGS

None

ITEM 3. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

None

ITEM 4. RECENT SALES OF UNREGISTERED SECURITIES

The Company was incorporated in 1992 as Concord Financial Corp., a Nevada corporation. On December 27, 1997 the Company issued 250,000 shares of its Common Stock to Robert Felleman in connection with a merger of his wholly owned Delaware corporation, Millennium Group Holdings, Inc. into the Company. Thereafter the Company changed its domicile to Delaware and in May 12, 1998 changed its name to its present name, Millennium Group Holdings, Inc. No commissions or other remuneration were paid by the Company in connection with the issuance to Robert Felleman. These securities were acquired by him for investment and not with a view to distribution and were issued subject to restrictive legends preventing further transfer without proof of exemption or registration. This transaction was exempt from the registration requirements of the 1933 Act by virtue of Section 4(2) thereof.

On January 2, 1998 the Company had acquired a 20% interest in Half Moon Bay Ltd., a development on St. Kitts, for a consideration of $800,000 consisting of 400,000 shares of its Common Stock plus a Note for $400,000. No commissions or other remuneration were paid by the Company in connection with any of these transactions. All securities were acquired for investment and not with a view to distribution and were issued subject to restrictive legends preventing further transfer without proof of exemption or registration. These transactions were exempt from the registration requirements of the 1933 Act by virtue of Section 4(2) thereof. This transaction required that the Note be paid in full by January 2, 2002. As the Company lacked the resources to pay the interest on the Note, a settlement was reached with the sellers as of November 1, 1999 and the Note and stock were cancelled in exchange for a return of the investment. No gain or loss was recognized by the Company on this transaction. The Company incurred no interest expense in 1998 and in 1999 on the Note. Mr. Robert Felleman is President and 20% owner of Half Moon Bay, Ltd.

Between August 3, 1998 and November 9, 1999 the Company privately issued 32,916,499 shares of its Common Stock to officers and directors for services performed. All securities were acquired for investment and not with a view to distribution and were issued subject to restrictive legends preventing further transfer without proof of exemption or registration. These transactions were exempt from the registration requirements of the 1933 Act by virtue of Section 4(2) thereof.

Between May 12, 1998 and December 20, 1999 Mr. Robert Felleman privately transferred 1,361,675 of the above-referenced shares of Common Stock to 78 persons each of whom had independently agreed to transfer to Mr. Felleman his/her shares in a private company named Lemon Tree Enterprises, Inc. in exchange for these shares. These transactions were not undertaken by the Company and the Company did not participate in any way. No general solicitation was made by Mr. Felleman. No commissions or other remuneration were paid by the Company or Mr. Felleman in connection with any of these transactions. All securities were acquired for investment and not with a view to distribution and were issued subject to restrictive legends preventing further transfer without proof of exemption or registration. These transactions were exempt from the registration requirements of the 1933 Act by virtue of Sections 3(9) and 4(2) thereof.

In 1998 and 1999 the Company issued 1,208,000 shares to investors in individual private transactions for an aggregate of $17,500. No general solicitation was made by the Company. No commissions or other remuneration were paid by the Company in connection with any of these transactions. All securities were acquired for investment and not with a view to distribution and were issued subject to restrictive legends preventing further transfer without proof of exemption or registration. These transactions were exempt from the registration requirements of the 1933 Act by virtue of Sections 3(9) and 4(2) thereof.

On January 11, 1999  ($300,000) and July 30, 1999  ($600,000) the Company issued two senior redeemable convertible debentures, Series A and B, to 2 investors. Series A was due January 2000 and Series B was due July 2001. Both debentures carried interest at a rate of 8% per annum. Both debentures were redeemable by the Company for cash or convertible into the Company's Common Stock at a 30% discount to the Company's market price per share. As of December 31, 1999, the Company had obtained $500,000 in cash from the issuance of the debentures and $500,000 of principal amount of these debentures had been converted into shares of the Company's Common Stock. The debentures were acquired by each investor for investment and not with a view to distribution and were non-transferable without proof of exemption or registration. No commissions or other remuneration were paid by the Company in connection with the issuance of the debentures. The sales by the Company were exempt from the registration requirements of the 1933 Act by virtue of Section 4(2) thereof.

ITEM 5. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article XI of the Company's By-Laws provides as follows:

Section 1: Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless, to the fullest extent legally permissible under the laws of the State of Delaware, against all expenses, liability and loss, including attorneys fees, judgments, fines and amounts paid or to be settlement, reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person.

Section 2: This indemnification is intended to provide at all times the fullest indemnification permitted by the laws of the State of Delaware and the corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

                                    PART F/S

                          Independent Auditor's Report



To the stockholders of
Millennium Group Holdings, Inc.


We have audited the accompanying balance sheet of Millennium Group Holdings, Inc. as of December 31, 1999, and the related statements of loss, comprehensive loss, retained earnings, and cash flow for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Millennium Group Holdings, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note L to the financial statements, the Company has suffered losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also described in Note L. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Reardon and Company LLP
Quincy, Massachusetts

February 2, 2000

                         Millennium Group Holdings, Inc.
                                  Balance Sheet
                                December 31, 1999


Assets

Current assets:
  Cash and cash equivalents                                              $       9,169
                                                                          -------------
         Total current assets                                                     9,169

Equipment, at cost, less accumulated
  depreciation of $221                                                            1,989
Receivable from debenture investor                                              400,000
Deferred tax asset                                                              197,327
Investment, at cost                                                              92,000
                                                                          -------------
                                                                          $     700,485
                                                                          =============
Liabilities and Stockholders' Equity

Current liabilities:
         Bridge loans payable                                                   292,150
         Accrued interest expense                                                82,474
         Accounts payable and other accrued
           expenses                                                              18,700
                                                                          -------------
         Total current liabilities                                              393,324

Debentures                                                                      400,000
Common stock, $.001 par value, 100,000,000
  shares authorized, 54,840,725 shares issued
  and outstanding                                                                54,841
Additional paid in capital                                                      471,383
Retained deficit                                                               (619,063)
                                                                          -------------
                                                                          $     700,485
                                                                          =============

See Notes to Financial Statements.

                         Millennium Group Holdings, Inc.
           Statements of Loss, Comprehensive Loss and Retained Deficit
                           December 31, 1999 and 1998


                                                       Year Ended December 31,
                                                      1999                 1998
                                                  ------------         ------------
Income                                            $        -           $        -

Costs and expenses:
  Consulting expenses                             $    271,265         $     48,628
  Rent expense                                          18,000               18,000
  Professional fees                                     19,314               22,697
  Other general and administrative
   expenses                                             16,555               10,462
  Interest expense                                      56,902               33,813
  Depreciation                                             221                  -
                                                  ------------         ------------
Total costs and expenses                               382,257              133,600
                                                  ------------         ------------
Loss before income taxes                              (382,257)            (133,600)

Income tax benefit                                     129,251               27,538
                                                  ------------         ------------
Net loss                                              (253,006)            (106,062)
                                                  ============         ============
Retained deficit at beginning of year                 (366,057)            (259,995)
                                                  ============         ============
Retained deficit at end of year                       (619,063)            (366,057)
                                                  ============         ============
Net loss per common share - basic                         (.02)                (.44)
                                                  ============         ============
Net loss per common share - diluted                       (.01)                (.44)
                                                  ============         ============
Comprehensive loss                                    (253,006)            (106,062)
                                                  ============         ============

See Notes to Financial Statements.

                         Millennium Group Holdings, Inc.
                             Statement of Cash Flows
                    For the Two Years Ended December 31, 1999

                                                              1999              1998
                                                         -------------      ------------
Cash flows from operating activities:
  Net loss                                               $    (253,006)     $   (106,062)

Adjustments to reconcile net income to
  net cash provided by operating activities:
    Depreciation                                         $         221      $        -
    Deferred income tax benefit                               (129,251)          (27,538)
    Stock issued for compensation in lieu
      of cash                                                   31,597             2,352
    Stock issued for interest on debentures                      6,057               -
    Stock issued for bridge loans treated
      as interest expense                                          -               1,198
    Increase in interest expense accrued                        47,045            32,615
    Increase (decrease) in accounts payable
      and other accrued expenses                                (7,050)           16,750
                                                         -------------      ------------
        Total adjustments                                      (51,381)           25,377
                                                         -------------      ------------
    Net cash used in operating activities                     (304,387)          (80,685)

Cash flows from investing activities:
  Equipment purchased                                           (2,210)              -
  Cash paid for investment                                     (92,000)              -
                                                         -------------      ------------
    Net cash used in investing activities                      (94,210)              -

Cash flows from financing activities:
  Gross proceeds from debentures                               500,000               -
  Debenture conversion costs                                   (64,980)              -
  Repayments of bridge loans                                   (38,000)              -
  Proceeds from issuance of bridge loans                           -              65,500
  Proceeds from stock subscriptions                             10,000             7,500
                                                         -------------      ------------
    Net cash provided by financing
      activities                                               407,020            73,000
                                                         -------------      ------------
Net increase (decrease) in cash and cash
  equivalents                                                    8,423            (7,685)

Cash and cash equivalents at beginning of year                     746             8,431
                                                         -------------      ------------
Cash and cash equivalents at end of year                 $       9,169      $        746
                                                         =============      ============

Supplemental Disclosures:
  Cash paid for interest                                 $       3,800      $       -

See Notes to Financial Statements.

                         Millennium Group Holdings, Inc.
                        Statement of Stockholders' Equity
                    For the Two Years Ended December 31, 1999


                                    Common        Paid in    Retained
                                     Stock        Capital     Deficit         Total
                                  ----------    ----------   ----------     ----------
Balance, January 1, 1998          $       11    $   32,489   $ (259,995)    $ (227,495)

Net loss                                                       (106,062)      (106,062)

Stock subscriptions                      429         7,071                       7,500

Stock issued for bridge
  loans                                   34         1,164                       1,198

Stock issued for
  services                                67         2,285                       2,352
                                  ----------    ----------   ----------     ----------
Balance, December 31, 1998        $      541    $   43,009   $ (366,057)    $ (322,507)

Net loss                                                       (253,006)      (253,006)

Stock subscriptions                      779         9,221                      10,000

Stock issued for
  debenture repayment                 21,924       419,153                     441,077

Stock issued for
  services                            31,597                                    31,597
                                  ----------    ----------   ----------     ----------
Balance, December 31, 1999        $   54,841    $  471,383   $ (619,063)    $  (92,839)
                                  ==========    ==========   ==========     ==========

See Notes to Financial Statements.

                         Millennium Group Holdings, Inc.
                          Notes to Financial Statements
                                December 31, 1999

Note A - Summary of Significant Accounting Policies

         Nature of operations

         Millennium Group Holdings, Inc. (the "Company") provides consulting services. The Company was incorporated in 1992 as Concord Financial Corp., a Nevada corporation and became a publicly traded company, changing its domicile to Delaware and changing its name to Millennium Group Holdings, Inc. in May 12, 1998.

         Cash and cash equivalents

         For  purposes  of  financial   statement   presentation,   the  Company
         classifies all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

         Equipment

         Equipment is recorded at cost less depreciation. Depreciation is accounted for on the straight-line method based on the estimated useful lives of the equipment.

         Investments

         Investments are recorded at cost. The investment does not have readily determinable market values and the Company has no control over the operations of the investment. Income is recorded on dividends distributed from the accumulated net earnings of the investment. Dividends received in excess of the earnings subsequent to the date of investment are considered a return of investment and are recorded as reduction of cost of the investment. See Note C for further details.

         Income taxes

         The Company uses the asset and liability method as identified in SFAS 109, Accounting for Income Taxes.

         Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                         Millennium Group Holdings, Inc.
                          Notes to Financial Statements
                                December 31, 1999

Note B - Related Party Transactions

         The Company pays consulting fees in cash and stock of the Company to the officers of the Company as compensation of their services rendered in the performing the daily operations of the Company.

Note C - Investment

         In 1999, the Company purchased 350,000 shares of a newly formed company. The Company's ownership is less than two percent of the company's outstanding shares.

Note D - Bridge Loans Payable

         The Company obtained demand loans ("bridge loans") from various parties. The interest in due when principal is paid. The interest rates on the bridge loans vary from 10% to 12%. The proceeds of these loans were used to fund the start-up activities and daily operations of the Company. As of December 31, 1999, the Company accrued interest of $29,315 on the bridge loans.

Note E - Debentures and Conversions

         During 1999, the Company issued two senior redeemable convertible debentures, Series A and B. Series A was due January 2000 and Series B is due July 2001. Both debentures bore interest at a rate of 8% per annum. Both debentures were redeemable by the Company for cash or convertible into the Company's stock at a 30% discount to the Company's market price per share.

         $300,000 in principal amount of the Series A debenture was issued January, 1999 to a single third party investor. As of December 31, 1999, the $300,000 had been converted to 5,994,445 shares of Common Stock at an average of $.04 per share.

         $600,000 in principal amount of the Series B debenture was issued July, 1999 to a single third party investor. As of December 31, 1999, the Company had received $200,000 from the issuance of the Series B debenture. As of December 31, 1999, the $200,000 outstanding had been converted to 15,929,781 shares of Common Stock at an average of $.02 per share. $400,000 was due to the Company for the remainder of the debenture.

         At December 31, 1999, $21,530 has been accrued for interest due on the conversion of the debentures.

                         Millennium Group Holdings, Inc.
                          Notes to Financial Statements
                                December 31, 1999

Note F - Equity

         The Company has one class of common stock with a par value of $.001 per share; during 1999, the authorized number of shares was increased to 100 million. On March 25, 1999, the Company's board of directors authorized a 35 to 1 reverse split. All share amounts have been adjusted for this split.

Note G - Loss per Common Share

         Loss per common share is computed by dividing net loss by the average number of common shares outstanding during the year. The weighted average number of common shares outstanding during the year ended December 31, 1998 was 242,300. There were no dilutive securities issued or outstanding during 1998.

         During 1999, the Company issued convertible debentures. The effect of these dilutive securities on earnings per shares as of December 31, 1999 is as follows:

                                     Loss              Shares       Per Share
                                  (Numerator)      (Denominator)      Amount
                                  -----------      -------------      ------
Net loss                       $    (253,006)

Basic earnings per share                             14,012,000         $ (.02)
                                                                        ======
Effect of dilutive securities

Convertible debentures                27,587         19,047,000

Diluted earnings per share

Income available to common
  stockholders and assumed
  conversions                       (225,419)        33,059,000         $ (.01)
                                    ========         ==========         ======

                         Millennium Group Holdings, Inc.
                          Notes to Financial Statements
                                December 31, 1999

Note H - Income Taxes

         At December 31, 1999, the Company has available net operating loss carryforwards of approximately of $651,000 for federal income tax purposes, $24,000 which expires in 2017, $157,000 which expires in 2018, and $470,000 which expires in 2019. The carryforwards resulted from losses generated in 1997, 1998, and 1999. Deferred income tax reflects the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's deferred tax assets at December 31, 1999 are net operating loss carryforwards of $267,397 less a valuation reserve of $70,070. The valuation allowance for deferred tax asset was increased by $22,810 for 1999. The following is a reconciliation of the income tax in dollars and statutory rates to the provision for income taxes at December 31, 1999 and 1998:

                                          1999                         1998
                                          ----                         ----
Tax                             $      -                    $      -
Change in valuation reserve         22,810         5%            4,860      5%
Loss carryforward benefit         (152,061)      (39%)         (32,398)   (29%)
                                  (129,251)      (34%)         (27,538)   (24%)

Note I - Lease

         The Company leases office space at 230 Boylston Street, Chestnut Hill, Massachusetts. The Company is a tenant at will and pays $1,500 a month.

Note J - Fair Values of Financial Instruments

         The following methods and assumptions were used to estimate the fair value of financial instruments:

         Cash and cash equivalents

         The carrying amount reported in the balance sheet for cash and cash equivalents approximates fair value.

         Investment

         The carrying amount reported in the balance sheet for investment approximates fair value.

         Accounts payable

         The carrying amount reported in the balance sheet for accounts payable approximates fair value.

         Bridge loans payable

         The carrying amount reported in the balance sheet for bridge loans payable approximates fair value.

                         Millennium Group Holdings, Inc.
                          Notes to Financial Statements
                                December 31, 1999


Note K - Concentrations of Credit Risk

         The Company maintains its cash balance in a major financial institution. The balance is insured by the Federal Deposit Insurance Corporation up to $100,000. Cash in the account at times exceeded $100,000 during the year.

         The Company has an investment in new start-up company.

Note L - Going Concern

         These financial statements are presented on the basis that the Company is a going concern. Going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. The accompanying financial statements show that current liabilities exceed current assets by $384,155 at December 31, 1999 and the Company had no revenues for the years ended December 31, 1999 and 1998.

         The Company is continuing to fund operations from debt issuances and stock subscriptions. There is no guarantee purchasers can be found for these securities.

                                    PART III

ITEMS 1 AND 2. INDEX TO EXHIBITS AND DESCRIPTION OF EXHIBITS.

         The  following  exhibits  are  included  as part  of this  Registration
         Statement:

         EXHIBIT NO.      DESCRIPTION
         -----------      -----------

         2.1              Articles of Incorporation

         2.2              Bylaws

         3.1              Form of Common Stock Certificate


                                   SIGNATURES

         In accordance with section 12 of the Securities and Exchange Act of 1934 the Registrant has caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized.

MILLENNIUM GROUP HOLDINGS, INC.


By /s/ Robert Felleman
   --------------------------
   Robert Felleman, President

Dated  February 10, 2000